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Pitney Bowes Inc. - Form 10-Q
Six Months Ended June 30, 1996
Page 50
                                                              Exhibit (iii)


                            Pitney Bowes Inc.
          Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)         Three Months Ended       Six Months Ended
                                     June 30,               June 30,
                                   1996      1995         1996      1995
Income from continuing
  operations before income
  taxes                        $182,196  $153,615     $345,635  $303,601

Add:
  Interest expense               48,971    61,593       98,883   121,704
  Portion of rents
    representative of the
    interest factor              11,250    10,446       22,311    21,227
  Amortization of capitalized
    interest                        229       229          457       457
  Minority interest in the
    income of subsidiary
    with fixed charges            1,991         -        4,110         -

Income as adjusted             $244,637  $225,883     $471,396  $446,989

Fixed charges:
  Interest expense             $ 48,971  $ 61,593     $ 98,883  $121,704
  Capitalized interest              599       468        1,201       962
  Portion of rents
    representative of the
    interest factor              11,250    10,446       22,311    21,227
  Minority interest in the
    income of subsidiary
    with fixed charges            1,991         -        4,110         -

                               $ 62,811  $ 72,507     $126,505  $143,893

Ratio of earnings to fixed
  charges                          3.89      3.12         3.73      3.11

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

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